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                                                                    EXHIBIT 99.1


                         [THE SPORTS CLUB COMPANY LOGO]


FOR IMMEDIATE RELEASE:                               CONTACT:  JOHN M. GIBBONS
                                                               CEO AND PRESIDENT
                                                               310-479-5200


                        THE SPORTS CLUB COMPANY COMPLETES
                           SALE OF ITS SPECTRUM CLUBS

         COMPANY FOCUSING ON NATIONWIDE EXPANSION OF THE SPORTS CLUB/LA


Los Angeles, CA (December 6, 1999) - The Sports Club Company, Inc. (AMEX: SCY) today announced it has completed the sale of its Spectrum Clubs, a group of ten athletic clubs in Southern California, to investment group Brentwood Associates. Brentwood, or an affiliate, will continue to operate the clubs under the Spectrum Club name with current club personnel.

"The sale allows us to focus on the development and expansion of our premier brand, The Sports Club/LA and emphasizes our commitment to the upscale segment of the sports and fitness market," stated John M. Gibbons, CEO of The Sports Club Company. The Sports Club/LA has opened presale membership offices in New York at Rockefeller Center and on the Upper East Side of Manhattan at 61st Street and First Avenue. Both Clubs will open in early 2000. In addition, the Company is scheduled to complete development of its luxury sports clubs in Washington, D.C., Boston, San Francisco and Houston within the next two years.

A leader in the sports and fitness industry since 1979, The Sports Club Company develops, owns and operates luxury sports and fitness complexes throughout the country, including its flagship property The Sports Club/LA in Los Angeles, and Reebok Sports Club/NY in Manhattan.


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